Share Exchange Agreement

This Share Exchange Agreement (the "Agreement") is made and entered by and between 1536692 Ontario Inc. an Ontario Corporation, duly registered by the laws of Ontario, Canada and in good standing (“Ontario”), the shareholders of Ontario (the “Ontario Shareholders”) and Fox Petroleum Inc. (“Fox”), a Nevada corporation also duly registered and in good standing, effective as of July 15, 2010.

Recitals

A.           ONTARIO is the owner of a Scrap Plastic processing plant with certain equipment, fixtures, and improvements, the assets, located in Hamilton, Ontario Canada,

B.           The ONTARIO Shareholders desire to exchange their shares of common stock held of record in ONTARIO representing 100% of the total issued and outstanding shares of ONTARIO and FOX desires to issue an aggregate of ________ shares of its common stock to the ONTARIO Shareholders;

C.           FOX further desires to assume an aggregate debt in the amount of $225,000.00 incurred by ONTARIO to Davfam Investments (1998) Ltd. during fiscal year 1995, as reflected in the financial books and records of ONTARIO (the “Ontario Debt”), which Ontario Debt has verbally established conversion terms;

Now, therefore, in consideration of the parties' covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge the parties agree:

1.           Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1           “Assets” means and includes: (a) the consulting business and operations

1.2           “Shares” means all of the shares currently held by the shareholders of ONTARIO Polymers Inc.

1.3           "Closing" means the delivery of documents to be executed and delivered by the parties, the deposit and delivery of the Purchase Price, as defined in this Agreement, and the consummation of the transactions contemplated under this Agreement.

1.4           "Closing Date" means the date on which the Closing occurs as provided in Section 6.1.

1.5           "Data" means environmental, title and other information, data and reports in ONTARIO’s possession or control relating to the Land and the Permits.

1.6           "Effective Date" means July 13, 2010 and as fully executed by ONTARIO and FOX.

1.7           “Land” means the site, where the fixtures and improvements are located described in Exhibit A, Part 1,

1.8           “Permits” means the approvals, licenses and permits..

2.           Exchange of Shares.

2.1           ONTARIO Shareholders. Subject to all of the terms and conditions of this Agreement, the ONTARIO Shareholders agree to tender their respective shares of ONTARIO held of record to FOX.

2.2           Issuance of Shares. FOX agrees to issue to the ONTARIO Shareholders an aggregate of One Million Seven Hundred and Fifty Thousand (1,750,000) shares of its common stock to the ONTARIO Shareholders and to assume the ONTARIO Debt.

2.3           Assumption and Performance of Permits. ONTARIO shall continue to maintain and keep current all operating permits and licenses required to operate Plastics recycling Facility

3.           Representations and Warranties of ONTARIO. ONTARIO represents and warrants to FOX the following:

3.1           Organization and Authorization. ONTARIO is a corporation duly organized and validly existing and in good standing under the laws of the Ontario. ONTARIO has the full power and authority to enter into this Agreement and to consummate the transactions contemplated under this Agreement. The making and performance of this Agreement and the agreements and other instruments required to be executed by ONTARIO have been, or at the Closing will have been, duly authorized by all necessary corporate actions and will be duly executed by a person authorized by ONTARIO to do so. ONTARIO shall deliver to FOX duly approved and executed resolutions of the directors and shareholders approving ONTARIO’s execution and delivery of this Agreement and the performance of its obligations under this Agreement.

3.2           No Breach of Laws or Contracts. The consummation by ONTARIO of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under any applicable law or regulation, its articles of organization or operating agreement, or under any other agreement or instrument to which ONTARIO is a party, by which it is bound, or which affects the Assets.

3.3           Binding Obligations. When executed and delivered, this Agreement and all instruments executed and delivered by ONTARIO pursuant to this Agreement will constitute legal and binding obligations of ONTARIO and will be valid and enforceable in accordance with their respective terms.

3.4           Compliance with Laws. ONTARIO has not received notice from any governmental agency, of any physical or environmental condition existing on the Land or any access to the Land or created by ONTARIO or of any action or failure to act by ONTARIO which is a material violation of any applicable law, regulation or ordinance. To ONTARIO’s knowledge, there are currently no off-site improvement requirements that any governmental authority has imposed or threatened to impose on the Land.

3.5           No Litigation. There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the knowledge of ONTARIO without inquiry, threatened against, or affecting the Assets or the ability of ONTARIO to perform its covenants and obligations under this Agreement.

3.6           Condition of and Title to the Assets.

3.6.1 Title to the Land. ONTARIO represents and warrants that ONTARIO’s title to the Assets is good and marketable and on the Closing shall be free and clear of any lien, claim or encumbrance, except the following (the “Permitted Exceptions”):

(a)           Liens for taxes and mortgages acknowledged by FOX on the Assets not yet due and payable or which are being contested in good faith;

(b)           Any items listed in the Title Commitment or any amendment or update to the Title Commitment to which FOX does not timely deliver to ONTARIO a Notice of Objection pursuant to Section 3.9.5.

3.6.2           Encroachments. To ONTARIOS’s knowledge, the improvements on the Land lie entirely within the boundaries of the Land and no structure of any kind encroaches on or over the Land.

3.6.3           Condemnation. To ONTARIO’s knowledge, no portion of any of the Land or improvements on the Land is the subject of, or affected by, any condemnation or eminent domain proceeding.

3.6.5           Taxes. ONTARIO represents that all taxes, including without limitation, advalorem, property (both real and personal), production, severance, reclamation, and similar taxes and assessments based upon or measured by ownership of property or production of minerals or the receipt of proceeds there from which have become due and payable have been properly paid. FOX will not be liable for any taxes which accrue or are assessed before the Closing. To ONTARIOs’s knowledge, there are no pending or threatened special assessments affecting the Assets.

4.           Representations and Warranties of FOX. FOX agrees, represents and warrants to ONTARIO the following:

4.1           No Breach of Law or Contracts. The consummation by FOX of the transactions contemplated by this Agreement will not result in a breach of any term or provision of, or constitute a default under any applicable law, regulation or ordinance or any other agreement or instrument to which FOX is a party or by which it is bound.

4.2           Binding Obligations. When executed and delivered this Agreement and all instruments executed by FOX pursuant to this Agreement, will constitute legal and binding obligations of FOX and will be valid and enforceable in accordance with their respective terms.

4.3           No Litigation. There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the knowledge of FOX without inquiry, threatened against, or affecting the Assets or the ability of FOX to perform its covenants and obligations under this Agreement.

4.4           Brokers. FOX has incurred no liability, contingent or otherwise, for broker's or finder's fees relating to the transactions contemplated by this Agreement.

4.5           Assumption of Ontario Debt. FOX agrees to assume the ONTARIO Debt and to further do and perform all acts and execute and deliver all documents and take all such other steps as may be necessary or desirable to give full effect to the repayment terms of the ONTARIO Debt.

4.6           Organization and Authorization. FOX is a corporation duly organized and validly existing and in good standing under the laws of Nevada. FOX has the full power and authority to enter into this Agreement and to consummate the transactions contemplated under this Agreement. The making and performance of this Agreement and the agreements and other instruments required to be executed by FOX have been, or at the Closing will have been, duly authorized by all necessary corporate actions and will be duly executed by a person authorized by FOX to do so.

5.           Covenants.

5.1           Covenants of ONTARIO. ONTARIO covenants and agrees with FOX as follows:

5.1.1           Maintenance of Property. Until the Closing, ONTARIO shall cause the Assets to be maintained and operated in a good and workmanlike manner, shall not partition the Assets,shall maintain insurance now in force with respect to the Assets, shall pay or cause to be paid all costs and expenses incurred in connection with this Agreement, shall keep the Underlying Agreements in full force and effect, and shall perform and comply with all of the conditions and covenants contained in same and all other agreements relating to the Assets.

5.1.3           Copies of Agreements. ONTARIO has disclosed to FOX the existence of and has furnished FOX with copies of all agreements and contracts relating to the Assets, to the extent that MDP is aware of the existence of such agreements and contracts.

5.1.4           Notification of FOX of Suits, Litigation, Material Adverse Change, Etc. Until the Closing, ONTARIO promptly shall notify FOX of any suit, action, or other proceeding, actual or threatened, before any court, governmental agency or arbitrator and any cause of action or any other adverse change which relates to the Assets or which might result in impairment or loss of ONTARIO's title to any portion of the Assets or the value of the Assets or which might hinder or impede the operation of the Assets or which seeks to restrain or prohibit or to obtain substantial damages from ONTARIO in respect of, or which is related to or arises out of, this Agreement or the consummation of all or any part of the transactions contemplated under this Agreement of which ONTARIO becomes aware.

5.1.5           Agreement Not to Market the Assets. Until the Closing and thereafter if the Closing occurs, ONTARIO shall not assign, transfer, encumber or in any way dispose of any interest in or to the Shares to any other person or entity, or negotiate with any other person or entity with respect to the transfer or grant of any interest or option whatsoever in the Assets, except that ONTARIO may continue to sell aggregate, sand and gravel from the Assets in the ordinary course of ONTARIO’s business. These obligations of ONTARIO shall terminate before the Closing if and at such time as this Agreement is terminated as provided in Section 8.

5.1.7           Permits and Underlying Agreements. ONTARIO shall maintain the Permits and Underlying Agreements in full force and effect.

5.2           Covenants of FOX. FOX covenants and agrees with ONTARIO as follows:

5.2.1           Maintenance and Confidentiality of Data. Before the Closing, FOX shall exercise due diligence in safeguarding and maintaining all Data and keeping the Data confidential, except for such disclosure as reasonably deemed necessary by FOX for purposes of obtaining financing and such disclosures as counsel for either party may advise is legally required or an announcement which is required to be made to all governmental or regulatory agency, in which cases ONTARIO shall be given reasonable advance notice and the right to review and comment on same. If the Closing does not occur, FOX’s obligation to maintain the confidentiality Data shall survive termination of this Agreement.

5.2.2           Maintenance of Representations and Warranties. FOX shall use its reasonable best efforts to cause all of the representations and warranties of FOX contained in this Agreement to be true and correct as of the Closing; provided, however, that nothing contained in this Section shall create an obligation of FOX to ONTARIO to pay money or undertake any additional legal obligation.

6.           Closing.

6.1           Date and Place of Closing. The parties will execute and deliver to each other a signed counterpart or copy of this Agreement as escrow instructions and such general conditions of escrow as requires. In the event of any conflict between the terms of this Agreement and the general conditions of the closing, the terms of this Agreement shall control. The Closing shall be held at a time mutually agreed upon by ONTARIO and FOX on the Closing Date, unless extended by the parties' agreement. The Closing will be held at the offices of the ONTARIO. The Closing shall occur on or before June 25th, 2010.

6.2           Conditions Precedent to FOX's Duty to Close. The obligations of FOX under this Agreement to consummate the purhase of the Assets are subject to the satisfaction (or waiver by FOX) of the following at or before the Closing:

6.2.1           The representations and warranties of ONTARIO contained in this Agreement are true and correct in all material respects.

6.2.3           There has been no material adverse change affecting the Assets to which FOX has objected and ONTARIO has not cured.

6.2.4           There shall be no preliminary or permanent injunction or order from any federal or state court or by any federal, state or local regulatory agency and no statute, rule, regulation or order shall exist which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement. There shall not be pending any action, suit or proceeding in which this transaction is opposed by the members or by the representatives of the members of any of the parties.

6.2.5           FOX shall have completed its due diligence investigation of the Assets to FOX’s satisfaction.

6.3           Conditions Precedent to ONTARIO's Duty to Close. The obligations of ONTARIO under this Agreement to consummate the sale of the Assets are subject to the satisfaction (or waiver by ONTARIO) of the following at or before the Closing:

6.3.1           All representations and warranties of FOX contained in this Agreement are true and correct in all material respects.

6.3.2           FOX has not committed a material breach of any of its covenants contained in this Agreement.

6.3.3           There has been no material adverse change affecting the Assets or the Underlying Agreements.

6.3.4           There shall be no preliminary or permanent injunction or order from any federal or state court or by any federal, state or local regulatory agency and no statute, rule, regulation or order shall exist which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement. There shall not be pending any action, suit or proceeding in which this transaction is opposed by the members, owners or shareholders, as applicable, or by the representatives of the members, owners or shareholders, as applicable, of any of the parties.

6.4           Closing Obligations. At the Closing, ONTARIO and FOX shall have the following respective obligations:

6.4.1           ONTARIO's Obligations. At the Closing, ONTARIO shall:

6.4.1.1            Execute and deliver to FOX 100% of the shares of ONTARIO

6.4.1.10              Deliver the resolutions of ONTARIO’s directors and shareholders approving ONTARIOS’s execution and delivery of this Agreement and ONTARIO’s performance of its obligations under this Agreement.

6.4.1.11              Take any other action consistent with the terms of this Agreement that may be reasonably requested by FOX for the purpose of closing the transactions contemplated under this Agreement.

6.4.2           FOX's Obligations. At the Closing, FOX shall:

6.4.2.1            Take any other action consistent with the terms of this Agreement that may be reasonably requested by ONTARIO for the purpose of closing the transactions contemplated under this Agreement.

7.           Obligations after Closing.

7.1           Recording Fees. Except as otherwise provided in and except as otherwise paid in accordance with Section 6.4, FOX shall pay all notary documentary, filing and recording fees required in connection with the filing and recording of any conveyances and assignments delivered by ONTARIO to FOX at the Closing in accordance with standard Ecuadorean practices.

7.2           Further Assurances. After the Closing, ONTARIO and FOX shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any document, certificate or other instrument delivered pursuant to this Agreement.

7.3           Indemnification by FOX. If the Closing is held pursuant to Section 6, FOX shall assume and have responsibility and liability for the Assets from and after the Closing Date. Except as provided in Section 7.4. FOX shall defend, indemnify and hold harmless ONTARIO and its agents or affiliates, directors, employees, managers, members and officers from and against any and all claims, liabilities and costs (including reasonable attorneys' fees), relating to or arising from or in connection with any breach by FOX of any representation, warranty or covenant of FOX contained in this Agreement or in any agreement or other document executed by FOX in connection with this Agreement or relating to or arising from FOX’s ownership, possession or use of the Assets from and after the Closing Date.

7.4           Indemnification by ONTARIO. After the Closing, ONTARIO agrees to indemnify, defend and hold harmless FOX, and its respective agents or affiliates, directors, employees, managers, members and officers from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees and other expenses of investigating any claims and defending against or prosecuting any action) to which they or any of them may become subject due to, or which arise from any of the following (collectively the “Indemnity Claims”):

7.4.1           Any breach of ONTARIO’s covenants, agreements, warranties or representations contained in this Agreement or in any assignment or other documents executed by ONTARIO in connection with this Agreement.

7.4.2           Any failure of ONTARIO to pay liabilities assumed or incurred by ONTARIO pursuant to this Agreement;

7.4.3           The operations of ONTARIO or the acts or omissions of its employees or agents before the Closing Date; and

7.4.4           All obligations arising from or relating to ONTARIO’s ownership, possession or use of the Assets on or before the Closing Date; provided, however, that except as otherwise provided in this Agreement, ONTARIO shall have no indemnification obligations to FOX for obligations arising from or relating to FOX’s ownership, possession or use of the Assets after the Closing Date.

8.           Termination of Agreement.

8.1 Termination by ONTARIO. This Agreement and the transactions contemplated under this Agreement may be terminated by ONTARIO if before the Closing FOX materially breaches any representation or warranty made by FOX or any obligation undertaken by FOX and FOX fails to cure or to commence to cure such breach within five (5) days after receiving written noticefrom ONTARIO of such breach.

8.2 Termination by FOX. This Agreement and the transactions contemplated under this Agreement may be terminated by FOX if before the Closing ONTARIO materially breaches any representation or warranty made by ONTARIO or any obligation undertaken by ONTARIO and ONTARIO fails to cure or to commence to cure such breach within five (5) days after receiving written notice from ONTARIO of such breach.

9.           Miscellaneous.

9.1           Exhibits. The exhibits referred to in this Agreement are incorporated into this Agreement by reference and constitute a part of this Agreement.

9.2           Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs, and expenses incurred by ONTARIO or FOX in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring same, including, without limitation, legal and accounting fees, costs and expenses.

9.3           Notices. All notices required or authorized to be given under this Agreement shall be in written form. Any notices may be sent by registered or certified delivery, postage prepaid, return receipt requested, addressed to the proper party at the addresses described in this Section. Any notice may be personally delivered to the party or sent by telex, telegraph, telecopy or other electronic delivery method, and shall be effective when actually received by the addressee party. For purposes of this Agreement, the addresses of the parties are:

If to ONTARIO:

15336692 ONTARIO INC
15 Forsyth Place
Hamilton, Ontario L8S 4E5 Canada

If to FOX:  Fox Petroleum Inc.
1404 Rodman Street
Hollywood, Florida 33023

and copy to:

Diane D. Dalmy
Attorney at Law
8965 W. Cornell Place
Lakewood, Colorado 80227

Either party may, by written notice so delivered to the other, change the address or individual to which delivery shall thereafter be made.

9.4           Amendments. This Agreement may not be amended or any rights waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

9.5           Assignment. Neither party may assign or transfer its interest in this Agreement without the prior written consent of the other party.

9.6           Arbitration. Arbitration of all disputes arising from or relating to this Agreement shall be arbitrated by the parties as follows:

9.6.1           Site of Arbitration. The arbitration shall be held in Ontario, Canada.

9.6.2           Costs of Arbitration. Each party shall pay one-half (1/2) of the arbitrator's costs, expenses and fees for services.

9.7           Headings. The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

9.8           Governing Law. This Agreement and the transactions and instruments contemplated under this Agreement shall be construed in accordance with, and governed by, the laws of Ontario without regard to the choice of law provisions of such law.

9.9           Entire Agreement. This Agreement (including the Exhibits) constitutes the entire understanding among the parties with respect to the subject matter, superseding all prior negotiations, prior discussions and prior agreements, including but not limited to the letter agreement between the parties, and understandings relating to such subject matter. Each party has been represented by independent counsel of its choice and has participated in the negotiation and drafting of this Agreement. No provision or term of this Agreement shall be construed in favor of or against any party based on such party’s participation in the negotiation or drafting of such provision or term.

9.10           Scope of Representations and Warranties. All agreements, covenants, representations and warranties of the parties are contained in this Agreement, in the Exhibits and the documents referred to in this Agreement. No other agreements, covenants, representations and warranties have been made by any party and all prior agreements, covenants, representations and warranties are merged in this Agreement.

9.11           Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

9.12           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Each of the parties has caused this Agreement to be executed by its duly authorized representatives identified below.

1536692 ONTARIO  Inc.

_________________________________________________
By: Jack Lieberman
Title:  President, Director

Fox Petroleum Inc.

_________________________________________________
By: WILLIAM  LIEBERMAN
Title: President

DATE: July 13, 2010